Exhibit 10.10

Confidential Treatment Requested as to certain information contained in this Exhibit and filed separately with the Securities and Exchange Commission.

MANUFACTURING AND PURCHASE AGREEMENT

by and between

ESGW INTERNATIONAL LIMITED

and

SATCON TECHNOLOGY CORPORATION

Dated:  December 18, 2008

List of Schedules and Exhibits

Schedules:

Schedule 1 — Products

Schedule 2 — Pricing Formula

Schedule 3 — Epidemic Warranty Conditions

Schedule 4 — Workmanship Standards

Exhibit:

Exhibit A — Consignment Agreement

MANUFACTURING AND PURCHASE AGREEMENT

This Manufacturing and Purchase Agreement (this “Agreement”), is made and entered into as of December 18, 2008 (the “Effective Date”), by and between ESGW International Limited, a company registered under the laws of the British Virgin Islands, having a principal mailing address at c/o ExcelStor Technology Limited, Suite 1507, Greenfield Tower, Concordia Plaza, Number 1, Science Museum Road, Tsimshatsui East, Hong Kong SAR (hereinafter referred to as “ExcelStor”), of the one part; and Satcon Technology Corporation, a company registered under the laws of the state of Delaware of the United States of America, having a principal place of business at 27 Drydock Avenue, Boston, MA 02210, U.S.A. (hereinafter referred to as “Satcon”), of the other part.  ExcelStor and Satcon are sometimes hereinafter referred to collectively as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, ExcelStor is in the business of contract manufacturing;

WHEREAS, Satcon possesses the right to certain designs, data, ideas, and processes in connection with Products (as defined herein);

WHEREAS, the Parties are in possession of information regarding their respective supply chains and would like to share such information with the other Party for their mutual benefit; and

WHEREAS, Satcon desires to contract ExcelStor to manufacture Products for Satcon and its Affiliates and ExcelStor desires to manufacture and supply such Products for Satcon and its Affiliates pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Certain capitalized terms used in this Agreement shall have the specific meanings set forth below:

Affiliates.  The term “Affiliates” means all entities of a Party that control, are controlled by, or are under common control with, that Party. An entity “controls” another entity when it owns more than fifty percent of the voting stock or other ownership interest of that entity or has the ability to direct its management.

Approved Facility.  The term “Approved Facility” means the facilities of ExcelStor Great Wall Information Products (Shenzhen) Ltd. and any additional ExcelStor facility that is approved in writing by Satcon for the manufacturing of Products under this Agreement.

AVL.  The term “AVL” means a listing of vendors, in addition to part descriptions and part numbers, approved by Satcon for the manufacturing of Products.  All AVLs and the information contained therein shall be jointly owned by both Satcon and ExcelStor, and neither shall assert the other Party’s rights to deal with the vendors on the AVL are limited.

Business Day.  The term “Business Day” means any day other than Saturday, Sunday or a day on which banks in the United States of America, P.R. China or the Hong Kong SAR are authorized or required by law or other governmental action to close.

Confidential Information.  The term “Confidential Information” means any confidential information of a Person relating to any designs, know-how, inventions, technical data, ideas, uses, processes, methods, formulae, compositions, compounds, manuals, instructions specifications, research and development activities, work in process, any information owned, licensed or used by a Party or any scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to such Person, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form (which is marked confidential or acknowledged as being confidential prior to disclosure).  If the Confidential Information is disclosed orally or visually, it shall be identified as such at the time of disclosure and confirmed in writing by the disclosing Person within thirty (30) calendar days of disclosure.  Notwithstanding the foregoing, confidential Information shall also include any other information in oral, written, graphic or electronic form, which given the circumstances surrounding such disclosure a reasonable person would considered confidential.

Consigned Inventory. The term “Consigned Inventory” means any parts, components, Semi Assemblies and Products that are in the custody of ExcelStor but to which Satcon has full titles and ownership.

End of Life Products. The term “End of Life Products” means any Products, including its components and Sub Assemblies incorporated into the Products that will no longer be available for purchase under this Agreement.

Engineering Change Order. The term “Engineering Change Order” means an engineering change order submitted by Satcon to ExcelStor for the purpose of making an engineering change to the Products under this Agreement.

Epidemic Warranty Conditions.  The term “Epidemic Warranty Conditions” shall mean those conditions listed in Schedule 3 attached hereto.

ExcelStor Technology Rights.  The term “ExcelStor Technology Rights” means any ExcelStor Intellectual Property Rights, ExcelStor’s manufacturing processes and such production designs not acquired by Satcon pursuant to this Agreement and any rights licensed to ExcelStor by any other Person (other than Satcon) to use any Intellectual Property of such Person.

Forecast.  The term “Forecast” means an up to six (6) months rolling forecast estimating the amount of the Products that anticipates purchasing per month, as issued by Satcon once a month.

Intellectual Property Rights.  The term “Intellectual Property Rights” means all trademarks, service marks, trade dress, logos, copyrights, rights of authorship, inventions, patents, rights of inventorship, moral rights, rights of publicity and privacy, trade secrets, rights under unfair competition and unfair trade practices laws, and all other intellectual and industrial property rights related thereto, worldwide.

MW.  The abbreviation “MW” means megawatts.

NRE.  The term “NRE” means any non-recurring engineering, design, documentation, supplier and part qualification, documentation, training, scheduling, and other relevant charges incurred by ExcelStor in connection with the development, preparation for manufacturing or modification of a part or Product to achieve certain specifications or characteristics, as requested by Satcon from time to time. The Parties agree and acknowledge that ExcelStor’s labor cost for factory assembly and test overhead items such as supervision, supply chain management and logistics, shall not be included in the NRE.

Person.  The term “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

Product(s).  The term “Product(s)” means those certain products set forth on Schedule 1 attached hereto, and their components and Sub Assemblies, as may be amended by mutual agreement of the Parties from time to time, to be manufactured by ExcelStor in accordance with a Production Design, pursuant to Purchase Orders issued by Satcon from time to time under this Agreement.

Product Engineering.  The term “Product Engineering” means any research, development and engineering conducted by ExcelStor, whether or not at the request of Satcon, to substantially improve or modify the Production Design of any Product.

Product Engineering Results.  The term “Product Engineering Results” means the results of ExcelStor’s Product Engineering rendered in a written format, including, without limitation, the NRE and the Production BOM for such Product.

Product Prices.  The term “Product Prices” means the prices of Products based on the Production BOM, such prices as determined in accordance with the Pricing Formula set out on Schedule 2 hereto.

Production BOM.  The term “Production BOM” means a Bill of Materials prepared by ExcelStor, which lists all components necessary to manufacture a Product, including, without limitation, the prices of each component; provided that such Bill of Materials shall be approved by Satcon.

Production Design.  The term “Production Design” means product design information provided to ExcelStor in order to allow ExcelStor to manufacture a Product, as amended, modified, supplemented or restated from time to time in accordance herewith, that is approved by Satcon for manufacturing.  As used herein, Production Design includes, without limitation, product design schematics, Specifications and Production BOM.

Purchase Order.  The term “Purchase Order” means an order for Products or components, which shall specify at least the following, for Products or components:  (i) model number; (ii) quantity; (iii) Purchase Order Delivery Date; (iv) unitary prices, and (v) other order terms and conditions mutually agreed upon by the Parties.  Purchase Orders may additionally identify the specific Product configuration and other matters specific to each separate sale by Satcon or its Affiliate to a customer.  If the terms and conditions of a Purchase Order conflict with this Agreement, this Agreement will control as to the conflicting term(s) unless the conflicting terms have been mutually agreed upon by the Parties.  If the terms and conditions of a Purchase Order add to this Agreement, the applicable Purchase Order, if accepted by ExcelStor, will control as to the additional term(s).

Purchase Order Delivery Date.  The term “Purchase Order Delivery Date” means the delivery date(s) specified by Satcon in any Purchase Order.

Quarterly Business Review. The term “Quarterly Business Review” means the quarterly business review meetings between Satcon and ExcelStor held within fifteen (15) days after the beginning of each quarter during the Term.  The venue of the Quarterly Business Review shall be agreed upon by the Parties from time to time.

Satcon Technology Rights.  The term “Satcon Technology Rights” means any (i) Satcon Intellectual Property and (ii) any rights licensed to Satcon by any other Person to use any Intellectual Property of such Person.

Specifications.  The term “Specifications” means a detailed listing of the components, functionality, features, physical specifications and performance, security and standard compliance information, available support, ordering and pricing procedures and/or information and acceptance criteria for each Product, including, without limitation, the Production Design for such Product.

Statement of Work.  The term “Statement of Work” means a written statement from Satcon to ExcelStor requesting ExcelStor’s Product Engineering services and setting forth certain objectives, improvements, changes or modifications to a Production Design or Product.

Sub Assemblies. The term “Sub Assemblies” means combinations of parts and labor into a semi finished goods, which can then be combined into a final Product.

ARTICLE II
SCOPE OF AGREEMENT

2.1.                              Scope.  ExcelStor shall, at Satcon’s request, (a) manufacture and supply Products, (b) provide Product Engineering services, and (c) assist Satcon with the development and management of a common supply chain, under which Satcon may purchase directly from the suppliers that ExcelStor solely develops or helps Satcon develop.  ExcelStor shall disclose to Satcon information in connection with the pricing for contract manufacturing and supply chain services, including, but not limited to, various costs and each component of manufacturing value add, the names and addresses of ExcelStor’s suppliers and vendors, and information regarding best business practices at the locations where ExcelStor and its Affiliates conduct business.

ARTICLE III
MANUFACTURING AND ASSEMBLY OF PRODUCTS

3.1.                              Delivery of a Production Design.  Satcon shall deliver a Production Design to ExcelStor and ExcelStor shall notify Satcon within fifteen (15) Business Days of receipt of such Production Design whether ExcelStor is capable of manufacturing a product in accordance with such Production Design and whether ExcelStor agrees to manufacture such product. Any rejection of a Production Design by ExcelStor shall include an explanation of the basis for the rejection; provided that ExcelStor may not reject any version of a Production Design for a Product set forth on Schedule 1 or which ExcelStor has previously manufactured for Satcon unless (i) the Production Design utilizes parts, components or subassemblies no longer available, (ii) a third party has asserted that the Production Design conflicts with or infringes on its intellectual property rights, or (iii) some other cause beyond the reasonable control of ExcelStor makes the use of that Production Design commercially impractical.

3.2.                              Development Phase.

3.2.1.                     Product Engineering.

(a)                                  Satcon may request the Product Engineering services of ExcelStor by submitting to ExcelStor a Statement of Work for the development of a new Product or the modification of a Production Design. Within ten (10) Business Days of ExcelStor’s receipt of such Statement of Work, ExcelStor shall provide Satcon with a statement of NRE with detailed information on each component of the NRE for such Product Engineering services. Satcon shall notify ExcelStor whether it agrees to the amount of the NRE and the right, title and interest which it shall own in and to the results of such Product Engineering set forth in the Statement of Work.

(b)                                 Satcon shall have the right, title and interest in and to the tangible deliverable results of any Product Engineering upon payment for such Product Engineering; provided, that Satcon’s rights to any Intellectual Property Rights arising from such Product Engineering shall be in accordance with the terms and conditions set forth in Section 9.1 hereof, and Satcon shall not receive any Intellectual Property Rights in the ExcelStor Technology Rights including by way of illustration and not of limitation, ExcelStor’s manufacturing processes, background materials and intellectual property not related to or developed for Satcon.

(c)                                  Should Satcon request the Product Engineering services of ExcelStor, ExcelStor shall purchase from Satcon at Satcon’s cost the initial two (2) sets of components for PowerGate Plus Solar PV Inverters ranging from 30 kW to 135 kW power levels (“Final Qualification Unit(s)”).  Upon completion of Product Engineering services relating to the Final Qualification Units, ExcelStor shall sell to Satcon the Final Qualification Units at the price at which ExcelStor purchased the Final Qualification Units from Satcon, plus a ***  markup from the purchase price.  Invoices relating to all Final Qualification Units shall be due and payable sixty (60) days after receipt of the invoices.  Final Qualification Unit prices are FCA

  ***  Represents text omitted pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Securities and Exchange Commission.

(INCOTERMS 2000) Burlington, Ontario, Canada, or FCA (INCOTERMS 2000) Hong Kong SAR, as the case may be.

3.2.2.                     Production Design.  At the conclusion of any Product Engineering, ExcelStor shall deliver to Satcon within five (5) Business Days the Product Engineering Results, if any. Satcon, in its reasonable discretion, may accept or reject the Product Engineering Results, if any. Upon receipt of authorization to create a Production Design, ExcelStor shall promptly provide Satcon with the Production Design and Production BOM for such Product and a datasheet for such Product, which datasheet shall include, among other things, the Specifications, Product plans, sketches and the entire documentation required for manufacturing such Product with the same features, capabilities and performance.

3.2.3.                     Change to the Products. ExcelStor shall not make any changes to the Products or changes to the processes, Production BOM, materials, Production Design, tools, or locations used to manufacture, assemble, or package the Products without Satcon’s prior written approval, which shall not be unreasonably withheld. ExcelStor shall provide Satcon with prior written notice of any intent to make any change covered by this Paragraph and request Satcon’s approval.  ExcelStor shall provide Satcon with a minimum of three (3) months notice prior to any intended change to: (i) the Production Design, content, form, fit, or function of any Products; or (ii) the location of manufacture, assembly, or packaging of the Products.  Satcon may request changes to the Products by issuing an Engineering Change Order to ExcelStor from time to time. Subject to the last sentence of this Section 3.2.3, ExcelStor shall immediately implement the changes and all applicable Purchase Orders will be deemed amended to incorporate the changes. ExcelStor agrees to make commercially reasonable efforts to comply with Satcon’s requested changes. If the changes result in a significant change to ExcelStor’s cost or in the time for performance or exposes ExcelStor to the risk a third party will assert a violation of its intellectual property rights, however, ExcelStor shall advise Satcon in writing with details of the change to the cost or time or the risk of adverse claims by a  third party, and ExcelStor shall not implement the changes until Satcon gives ExcelStor written authorization to do so and provides adequate compensation.

3.2.4.                     Evaluation and Upgrades of Products.  ExcelStor shall share suggestions for improvement of Production Designs and/or Products that arise from time to time.

3.2.5.                     Certification.  ExcelStor shall obtain an initial UL certification for the Approved Facility.  All costs arising and relating to obtaining the initial UL certification for the Approved Facility shall be borne by ExcelStor.  Satcon shall bear all expenses arising and related to the Approved Facility’s UL re-certification should re-certification be necessary and caused by a Satcon initiated change in Production Design.  With the exception of expedited freight and handling costs relating to UL certification, which shall be expressly borne by Excelstor, Satcon shall bear costs arising and related to the Production Design’s UL certification.

3.3.                              Production Phase.

3.3.1.                     Manufacturing of Products.

(a)                                  ExcelStor shall manufacture and sell to Satcon Products ordered by Satcon pursuant to Purchase Orders submitted by Satcon to ExcelStor in accordance with Article V hereof.  Further, ExcelStor shall manufacture and deliver such Products to Satcon on or prior to the Purchase Order Delivery Date in accordance with Article VI hereof.

(b)                                 ExcelStor shall manufacture and assemble the Products in strict compliance with the Production Design and Specifications for such Product at the Approved Facility.

(c)                                  ExcelStor agrees that all parts and components used to manufacture the Products shall be sourced from vendors contained in the AVL.  Parts and components from vendors not contained in the AVL shall not be used without Satcon’s prior written approval, which shall not be unreasonably withheld.

(d)                                 ExcelStor agrees that no independent contractors or sub-contractors shall be used to manufacture the Products without Satcon’s prior written approval.

(e)                                  ExcelStor shall have the right to use its Affiliates for manufacturing the Products, subject to the Approved Facility definition above.

(f)                                    ExcelStor agrees to permit Satcon to audit its manufacturing process at the Approved Facility upon five (5) days advance notice to ExcelStor, and shall provide such assistance which is reasonably necessary for Satcon to evaluate the quality of the Products.  All Satcon personnel shall comply with ExcelStor’s reasonable requirements while at the Approved Facility.

3.4.                              Quality.  ExcelStor covenants that it shall manufacture and assemble all Products from entirely new materials, free from any counterfeit parts, materials or components, in accordance with the Specifications and the Workmanship Standards set out in Schedule 4 attached hereto.  If the Specifications require so, ExcelStor must use materials certified by UL, CSA, CE or other governing agency certifications as required.  ExcelStor further covenants to perform all manufacturing, testing and other quality assurance procedures according to the ISO 9001:2001 Standards.  ExcelStor shall serialize the Products and provide lot or serial number information for all materials, components and Sub Assemblies that comprise each particular Product.  ExcelStor shall make available to Satcon production quality and supplier quality information upon two (2) days prior written notice.  ExcelStor shall designate an individual as a Quality Representative to be responsible for Satcon’s quality inquires and communications.  If deemed necessary by both ExcelStor and Satcon, ExcelStor shall send appropriate employees for quality trainings at Satcon’s location during normal business hours.   ExcelStor shall bear all costs and expenses associated with said trainings unless otherwise agreed in writing by the Parties.

3.5.                              Consignment of Equipment and Materials.  Certain equipment and tooling, which is required for manufacturing the Products will be consigned by Satcon to ExcelStor for use (the “Satcon Tooling”) at no expense to ExcelStor.  The Satcon Tooling and all drawings, plans, specifications, or other materials furnished by Satcon to ExcelStor relating to Satcon Tooling shall be and remain the property of Satcon, and shall be used by ExcelStor only for the purposes of effectuating ExcelStor’s performance of this Agreement.  Satcon Tooling shall be returned to Satcon at Satcon’s expense, upon request, to a destination specified by Satcon, in operative condition, except for normal wear and tear.  The Parties shall execute a Consignment Agreement substantially in the form as set forth in Exhibit A attached.

ARTICLE IV
PRODUCT PRICES

4.1.                              Payment and Pricing.

4.1.1.                     Product Prices.  The Product Prices shall be determined by the Pricing Formulas as set forth on Schedule 2 attached hereto. Product Prices are FCA (INCOTERMS 2000) Hong Kong SAR unless otherwise provided by a Purchase Order.

4.1.2.                     Payment.  ExcelStor shall invoice Satcon or its Affiliate placing the Purchase Order for all Products manufactured under this Agreement at or after the time that such Products are placed with the forwarder for shipment or the Purchase Order Delivery Date, whichever is later.  All invoices shall be due and payable sixty (60) days after ExcelStor delivers the Products to the forwarder in Hong Kong and sends the invoices.  In the event of nonpayment pursuant to the terms herein, ExcelStor, after providing fifteen (15) days written notice to Satcon or its applicable Affiliate, shall be entitled to full payment of all amounts due, together with one percent (1.0%) per month interest thereon up to a cap of twelve percent (12%) of the amounts. Although as a matter of administrative convenience ExcelStor has agreed to accept Purchase Orders from Satcon’s Affiliates, Satcon shall remain primarily liable for the full amount of all Purchase Orders, including those placed by its Affiliates.

4.1.3.                     Currency. All payments under this Agreement shall be made in lawful currency of the United States of America.

4.1.4.                     Taxes.              Satcon or its Affiliate will be responsible for and only for any and all sales, use, VAT, or similar taxes, or any other such assessment however designated imposed on sales of the Products incurred after the Products are delivered by ExcelStor to the freight forwarder in Hong Kong (FCA Hong Kong SAR).  ExcelStor shall separately state on each applicable invoice (and not include them in the Product Prices), any export duties or sales, use, VAT, excise or similar tax.  ExcelStor shall not charge taxes if Satcon is exempt from such taxes and furnishes ExcelStor with a certificate of exemption in a form reasonably acceptable to ExcelStor.

4.1.5.                     NRE.                     The Parties shall mutually agree in writing reasonable NRE charges incurred by ExcelStor.  Satcon will reimburse ExcelStor for such charges within sixty (60) day after the invoice date.

4.2.                              Price Adjustments.

4.2.1.                     Once they are determined in according with the Pricing Formula, the Product Prices shall not be increased for at least twelve (12) months, unless the Parties agree upon in writing price adjustments at the Quarterly Business Review.  The Parties shall not agree upon a price increase that takes effect sooner than twelve (12) months after the date the then-

current price was set unless it is caused by (i) extraordinary circumstances beyond the control of ExcelStor, such as market driven allocation and obsolescence, (ii) Satcon’s failure to meet the Minimum Annual Purchase Volume (as defined in Paragraph 4.2.3 herein), or (iii) unachievable pricing assumptions.

4.2.2.                     ExcelStor shall provide Satcon with an updated Production BOM with costs for each material, component and Sub Assemblies for each Product in an electronic format at least quarterly or in exceptional circumstances, within five (5) days after any request by Satcon.

4.2.3.                     Minimum Annual Purchase Volume. The Parties agree and acknowledge that the Pricing Formula are prepared based upon a minimum volume of Products and Sub Assemblies purchased by Satcon is ***  in the calendar year of 2009, *** in the calendar year of 2010 and *** in the calendar year of 2011 respectively (the “Minimum Annual Purchase Volume”).  If, through no fault of ExcelStor (e.g. ExcelStor rejects Satcon’s Purchase Orders without justification), Satcon purchases significantly (15% or higher) less than the Minimum Annual Purchase Volume in any particular twelve (12) months, the Product Prices shall be equitably increased by an amount reflecting ExcelStor’s verified additional costs to manufacture the lower volume of Products actually purchased by Satcon.  If Satcon purchases significantly (15% or higher) more than the Minimum Annual Purchase Volume in any particular twelve (12) months, the Product Prices shall be equitably decreased by an amount reflecting ExcelStor’s verified saved costs to manufacture the larger volume of Products actually purchased by Satcon.  In the event that Sub Assemblies are purchased under this Agreement, the portion of the Minimum Annual Purchase Volume those Sub Assemblies represent will be determined by dividing the purchase price of those Sub Assemblies by a price per watt mutually agreed upon in writing to calculate an MW figure for those Sub Assemblies.

4.2.4.                     During the Term, the Parties shall meet within fifteen (15) days after the beginning of each quarter to review, among other things, the Product Prices (the “Quarterly Business Review”).  At the Quarterly Business Review, subject to the Parties’ agreement, price adjustments shall be made for:

(i) extraordinary circumstances beyond the control of ExcelStor, such as market driven allocation and obsolescence, or unachievable pricing assumptions;

(ii) the Minimum Annual Purchase Volume scheme as provided in Paragraph 4.2.3 herein;

(iii) the foreign exchange rate between RMB and USD has fluctuated by more than 5% in the preceding twelve (12) months, using an initial baseline exchange rate of 6.85 RMB / USD as of the Effective Date; and/or

(iv) the Cost Reduction Program as provided in Paragraph 4.2.5 herein.

4.2.5.                     Cost Reduction Program

  ***  Represents text omitted pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Securities and Exchange Commission.

(i) The Parties’ goal is to achieve a minimum cost reduction of *** per year during the Term after the Product are fully transitioned to ExcelStor’s local supply base.  The Parties shall formally developed a cost reduction plans to explore and effect cost reductions in each aspect of the manufacture and supply of the Products including, but not limited to, supply chain, local sourcing, labor efficiency, design improvements, freight, packaging, logistics, quality and business processes (“Cost Reduction Program”).

(ii) For any Products which are in the first six (6) months of their volume manufacturing, Satcon will receive the full benefit of any Cost Reduction Program initiated by any Party.

(iii) For any Products which are beyond the first six (6) months of their volume manufacturing, (a) if Satcon initiates a Cost Reduction Program, Satcon will receive ***  benefit of a Cost Reduction Program immediately after the existing inventory of the relevant Products is exhausted and any of ExcelStor’s additional costs incurred by the Cost Reduction Program are recovered; and (b) if ExcelStor initiates a Cost Reduction Program, ExcelStor shall receive *** of the benefit of a Cost Reduction Program in the first two (2) full quarters following Satcon’s approval of the relevant Engineering Change Order.  After the first two (2) full quarters, Satcon will receive *** benefit of the Cost Reduction Program.

(iv) Any adjustments to the Product Prices under this Paragraph 4.2.5 shall not be effective unless they are agreed upon by the Parties in writing at the Quarterly Business Review.  The new Product Prices shall include without limitation the applicable and corresponding cost reductions in material overhead, direct labor and profit.

ARTICLE V
PURCHASE OF PRODUCTS

5.1.                              Purchase Order.  Subject to the terms and conditions of this Agreement, ExcelStor agrees to offer for sale to Satcon during the Term of this Agreement, those Products specified in each Purchase Order submitted by Satcon to ExcelStor.  Purchase Orders must be placed either be in writing (fax or registered mail) or electronically via a system generated format.  No verbal communication or simple, plain text email will be accepted as a binding Purchase Order.

5.1.1.                     Purchase Order Confirmation.  ExcelStor shall promptly notify Satcon in writing (a “Purchase Order Confirmation”) but in any event within three (3) Business Days of receipt of a Purchase Order, whether it accepts or rejects such Purchase Order.  Any rejection of a Purchase Order by ExcelStor shall include an explanation of the basis for the rejection.  If, for any reason, ExcelStor fails to deliver a Purchase Order Confirmation to Satcon within the timeframe specified above, ExcelStor shall be deemed to automatically accept such Purchase Order.

5.1.2.                     Rejection of a Purchase Order.  A Purchase Order may only be rejected if:

  ***  Represents text omitted pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Securities and Exchange Commission.

(a)                                  The Purchase Order, as defined herein, does not contain all required information;

(b)                                 The Product set forth in the Purchase Order does not comply with the terms and conditions hereof;

(c)                                  Any Product Prices, fees, costs or expenses not contested by Satcon in good faith are due and payable by Satcon to ExcelStor and such Product Prices, fees, costs or expenses exceeds Satcon’s credit limit as established by ExcelStor and published to Satcon, if any or have remained outstanding for more than 60 days;

(d)                                 The Purchase Order contains terms that conflict with or add to the terms of this Agreement that are not mutually agreed upon;

(e)                                  The Product set forth in the Purchase Order has a Production Design or Specifications different from previously provided Product;

(f)                                    The Production Design requires the use of parts, components or sub assemblies that are no longer in production or otherwise available;

(g)                                 A third party has asserted that the Production Design conflicts with or infringes on its intellectual property rights; or

(h)                                 Some other cause beyond the reasonable control of ExcelStor makes the use of that Production Design specified in the Purchase Order commercially impractical.

5.2.                              Forecasts.

5.2.1.                     Once every month, Satcon will provide ExcelStor with a six month rolling Forecast of Products to be purchased.  All six (6) months will be in monthly quantities.  Additionally, Satcon will also provide ExcelStor with market and macroeconomic trends for up to an additional six (6) months solely intended to assist ExcelStor in planning its capacity levels.

5.2.2.                     Subject to Paragraph 5.2.3 herein, the Forecasts submitted by Satcon to ExcelStor are non-binding and solely intended to assist ExcelStor in ensuring that it has the ability to meet the Purchase Orders quantities that may be submitted by Satcon.

5.2.3.                     Committed Forecast. Satcon commits to place Purchase Orders for a minimum volume of the Products in a Forecast as determined by the formula as follows (“Committed Forecast”): one hundred percent (100%) of the forecasted purchase volume for the first two (2) months in the Forecast; seventy-five percent (75%) of the forecasted purchase volume for the second two (2) months in the Forecast; and fifty percent (50%) of the forecasted purchase volume for the last two (2) months in the Forecast.

5.2.4.                     Unless ExcelStor notifies Satcon in writing within five (5) calendar days after receipt of a Forecast that it will not be able to supply the quantity of Products specified in a

Forecast, ExcelStor shall use its best efforts to provide the quantity of Products specified in such Forecast upon receipt of corresponding Purchase Orders from Satcon.

5.3.                              Unfulfilled Committed Forecasts and Cancellation of Purchase Orders.

5.3.1.                     Material Inventory Management. ExcelStor shall purchase parts to manufacture the Products according to the quantity and delivery schedules set forth in the Forecasts and the Purchase Orders during the term of this Agreement. Only with Satcon’s prior written consent, ExcelStor may purchase parts in excess of Purchase Order requirements, such as long lead time components or components which can be purchased in volume at a lower price (“Long Lead Time Materials”). All parts will be consumed on a first-in, first-out basis (i.e. the oldest parts will be completed first and applied to fulfill the quantity requested in the next scheduled delivery of the Products). Fluctuations upward in the Forecasts will be applied to offset fluctuations downward in the Forecasts.

5.3.2.                     Cancelled Purchase Orders.  In the event that Satcon cancels a Purchase Order, Satcon’s sole liability will be for the actual costs of parts, work-in-progress, and finished goods that ExcelStor has ordered or completed to support the cancelled Purchase Order to the extent that ExcelStor complies with the material inventory management as described in Paragraph 5.3.1 herein, provided: i) ExcelStor’s work or order was reasonably necessary to support the cancelled Purchase Order or the order for the Long Lead Time Materials was approved by Satcon in writing; and ii) ExcelStor uses best efforts to mitigate Satcon’s liability including but not limited to attempting to cancel or return its orders for a refund, and using the parts, work-in-progress and finished goods in question for other products.

5.3.3.                     Unfulfilled Committed Forecasts and Excess Inventory.  On a quarterly basis ExcelStor shall provide Satcon a list of any material that is excess inventory because Satcon failed to fulfill a Committed Forecast, and the most recent Forecast does not show such excess material inventory will be used in the next six (6) months.  ExcelStor shall also provide Satcon evidence and history of materials purchased for purposes of fulfilling a Committed Forecast at the request of Satcon.  Satcon shall, at its own option, either (a) reimburse ExcelStor for ExcelStor’s carrying costs in the amount of one percent (1%) per month of the verified cost of the excess materials inventory not projected to be used in the next six (6) months under the current Forecast, or (b) purchase from ExcelStor the excess materials inventory not projected to be used in the next six (6) months under the current Forecast, at ExcelStor’s cost, to the extent that ExcelStor complies with the material inventory management as described in Paragraph 5.3.1 and Paragraph 5.2.3 herein, provided: i) ExcelStor’s order was reasonably necessary to support the unfulfilled Committed Forecast; and ii) ExcelStor uses best efforts to mitigate Satcon’s liability including but not limited to attempting to cancel or return its orders for a refund, and using the material or work-in-progress in question for other products.  If any material remains excess inventory because Satcon failed to fulfill Committed Forecasts for more than twelve (12) months, and ExcelStor complied with the material inventory management as described in Paragraph 5.3.1 and Paragraph 5.2.3 herein and clauses i) and ii) of the preceding sentence, then Satcon shall, at ExcelStor’s request, immediately purchase from ExcelStor such excess materials inventory at ExcelStor’s cost.

5.3.4.                     Obsolete Inventory.  Satcon shall reimburse ExcelStor, at ExcelStor’s verified costs, those parts purchased by ExcelStor for purposes of fulfilling a Committed Forecast or Purchase Order which are at the material’s end of life cycle and unfit for incorporation into Products or any other products for other customers (“Obsolete Inventory”).  Satcon reimbursement of Obsolete Inventory shall be due and payable sixty (60) days after receipt of notice that materials have become Obsolete Inventory, provided that ExcelStor can provide Satcon evidence and history of the initial purchase of the Obsolete Inventory.

ARTICLE VI
DELIVERY AND SHIPMENT

6.1.                              Production Lead Times.  ExcelStor’s delivery commitments and pricing under this Agreement are based upon ExcelStor’s ability to supply Products to Satcon within lead times as agreed to by the Parties.  Production Lead times shall be initially set at two (2) weeks and to be reviewed and adjusted, if necessary, by the Parties on a quarterly basis.  Lead times shall only be valid if the amount of Products purchased by Satcon, as evidenced in the Purchase Order, are within fifteen percent (15%) of the applicable Forecast.  If Satcon submits a Purchase Order for an amount of Products greater than fifteen percent (15%) of the applicable Forecast, ExcelStor shall use best efforts to commit to Satcon’s requested lead times.

6.2.                              Delivery.  ExcelStor represents and warrants that it shall deliver the Products to Satcon’s freight forwarder in the Hong Kong SAR on or within three (3) calendar days prior to the applicable Purchase Order Delivery Date unless otherwise agreed upon in writing by the Parties. If ExcelStor is unable to deliver such Products on or within (3) calendar days prior to such Purchase Order Delivery Date, ExcelStor shall immediately notify Satcon in writing of the reason for the delay or premature delivery and the date by which such Products will be or was delivered, as the case may be.

6.3.                              Late or Premature Delivery.  If ExcelStor fails to deliver Products by the applicable Purchase Order Delivery Date in any Purchase Order, ExcelStor shall use its best efforts to deliver the delayed Products so that the delayed Products are delivered as soon as practicable. If ExcelStor is unable deliver the delayed Products within fourteen (14) days of the applicable Purchase Order Delivery Date, ExcelStor shall be liable to Satcon for liquidated damages in the amount of ***  per month up to a cap of *** of the Product Prices of the delayed Products, plus expedited delivery charges that will include any air freight expenses.  Thereafter, Satcon may also immediately cancel, without liability, all Purchase Orders or portions of Purchase Orders for Products delayed more than thirty (30) days.  For Products delayed more than thirty (30) days that Satcon continues to require ExcelStor to provide, ExcelStor shall use best efforts to expedite delayed Products and shall pay all expediting costs.  If ExcelStor delivers Products prior to seven (7) calendar days from the applicable Purchase Order Delivery Date, ExcelStor shall reimburse Satcon for all verified storage, rescheduling, and related out-of-pocket expenses incurred by Satcon as a result of the ExcelStor’s premature delivery.

  ***  Represents text omitted pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Securities and Exchange Commission.

6.4.                              Reschedule Delivery.  Satcon may, without liability to ExcelStor, reschedule delivery of all or any part of an Purchase Order no later than five (5) days prior to the original Purchase Order Delivery Date, as long as the rescheduled delivery date is not extended by more than thirty (30) days from the original Purchase Order Delivery Date.

6.5.                              Delivery Performance Guarantees with Satcon’s customers.  In the event that Satcon agrees to provide delivery performance guarantees to its customers, Satcon will advise ExcelStor of the agreement and the Parties will negotiate to whether ExcelStor will agree to share the potential exposures and the associated costs.

6.6.                              Packing; Packaging.  All Products ordered by Satcon shall be packed for shipment and storage in a manner designated by Satcon no later than in the Purchase Order for the Product. ExcelStor shall apply notices, in a form previously approved in writing by Satcon, to any Products that it manufactures or has manufactured on behalf of Satcon and all packaging materials relating thereto.

All Products shall be shipped including a packing list (the “Packing List”), complying with international standards for such documents.  The Packing List shall be delivered inside an external easy-access pouch, safely attached to the shipping box.  Every shipment shall be packaged according to international standards and generally accepted methods and practices used in the electronics industry.

6.7.                              Certificates of Origin.  Upon Satcon’s request, ExcelStor shall, at its own cost, provide Satcon with certificates of origin with each shipment of the Products.

6.8.                              Passing of Title and Risk of Loss.  Title and risk of loss to the Products shall pass to Satcon at the time that such Products are placed with the freight forwarder in the Hong Kong SAR for shipment.

ARTICLE VII

WARRANTIES AND REMEDIES

7.1.                              Warranties.

7.1.1.                     Satcon represents and warrants that: (i) Satcon has no knowledge of and that there are no unresolved claims, demands, or pending litigation alleging that the Products infringe, or misappropriate any Intellectual Property Rights of any third party, (ii) Satcon has obtained all necessary rights under any Intellectual Property Rights of third parties necessary (A) to permit ExcelStor to manufacture Products pursuant to the Production Design and (B) for the sale, use, or other distribution of the Products supplied to Satcon under this Agreement, and (iii) the Products delivered under this Agreement do not infringe or misappropriate any Intellectual Property Rights of any third party.

7.1.2.                     Unless a different period is mutually agreed upon by the Parties, for a period of sixteen (16) months from the respective delivery date of each Product, ExcelStor expressly warrants that all Products are free from defects in materials and workmanship, are appropriately labeled and packaged, and conform to the Specifications requested by Satcon.  The Product Engineering Results provided by ExcelStor shall be free of design defects.  All warranties survive any inspection, acceptance, payment, or resale by Satcon.

7.1.3.                     Satcon represents and warrants that the Production Design complies with all applicable laws, regulations and ordinances of any government, agency or public authority having jurisdiction over the manufacture and delivery of Products in the country where the Approved Facility is located and where the Products will be sold or used.

7.1.4.                     ExcelStor warrants that the Products provided under this Agreement are wholly new and contain new components and parts throughout. ExcelStor further warrants that it has good and warrantable title to the Products, free and clear of any liens, encumbrances, or other restrictions on use or distribution.

7.1.5.                     ExcelStor agrees that its representations and warranties are reaffirmed with each shipment or delivery of Products.

7.1.6.                     ExcelStor shall pass through all warranties provided by any of the suppliers, vendors and manufacturers of parts, components and Sub Assemblies that it purchases to manufacture the Products.  ExcelStor shall use reasonable commercial efforts to negotiate at least a five (5) year transferrable warranties on critical components, such as transformers and reactors contained within the Products. Where Satcon incurs labor and material costs to repair or replace any defective materials, components and Sub Assemblies, ExcelStor shall assist Satcon in recovering such costs from the vendors, suppliers or manufacturers under the applicable warranties, if any.

7.2.                              Remedies.

7.2.1.                     If ExcelStor delivers Products that fail to comply with the warranties in this Agreement, or which experience an Epidemic Warranty Condition (“Affected Products”), whether or not apparent upon inspection, ExcelStor shall promptly and at its sole expense, at Satcon’s option: (i) repair or replace the Affected Products and (ii) pay to Satcon all costs of repairing or replacing Products that incorporate or are otherwise impacted by the Affected Products, including but not limited to actual materials costs and labor charges on an hourly basis.  The hourly labor rates referred to in clause (ii) of the preceding sentence shall be mutually agreed upon at the first quarterly business meeting between the Parties, and the costs referred to in such clause (ii) for a given Product shall not exceed the cost of that Product.  ExcelStor agrees that the foregoing remedies are in addition to any other remedies provided elsewhere in this Agreement and remedies available under law or equity. the exclusive remedies to which it will be entitled.

7.2.2.                     In addition to the other rights and remedies provided in this Agreement, if at any time one or more of the Products experiences an Epidemic Warranty Condition, Satcon shall have the right to immediately suspend all Purchase Orders and/or Forecasts, and ExcelStor, at its sole expense, shall take immediate remedial action for affected and potentially affected Products, according to a corrective action plan approved by Satcon.  If within a reasonable time mutually agreed upon by the Parties, ExcelStor has not remedied the Epidemic Warranty

Condition, Satcon may reschedule or cancel all Purchase Orders and/or Forecasts for the affected Products without liability of any kind, including but not limited to liability for raw materials, inventory, work-in-process, or finished goods ExcelStor may have on-hand for the Purchase Orders or the Forecast.

ARTICLE VIII
ADDITIONAL COVENANTS

8.1.                              Most Favored Customer.

8.1.1.                     ExcelStor agrees to treat Satcon at least as well as its most favored customers.  ExcelStor agrees that the prices, warranties, benefits and other material terms being provided hereunder and to be provided hereafter are and shall be equivalent to or better than the terms being offered by ExcelStor to its current and future customers; provided, however, ExcelStor may offer other customers volume discounts in accordance with the volume discounts offered to Satcon.  This obligation requires ExcelStor to provide Satcon with at least pari passu treatment with other customers (i) as to quantity of Products made available to Satcon in a shortage situation and (ii) as to the Purchase Order Delivery Dates for Purchase Orders.

8.1.2.                     If ExcelStor enters into an agreement with any other customer under circumstances substantially similar (as described above) to that of Satcon and if ExcelStor provides such other customer with more favorable terms, then this Agreement shall be deemed appropriately amended to provide such terms to Satcon.  ExcelStor shall promptly provide notice thereof to Satcon and shall provide to Satcon refund or credits, if any, in an amount equal to the difference between the lower prices charged to other customer and the amount paid by Satcon from the date the lower prices went into effect with the other customers.

8.2.                              Interference with Employees.  Neither any Party nor any of its Affiliates shall during the Term and for a period of twelve (12) months thereafter, without the prior written approval of another Party, directly or indirectly, for itself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement for personal services with any employee or former employee of such other Party or any of its Affiliates.  Each Party shall provide the other with a list of its affiliates to which this covenant shall apply.  Notwithstanding the previous sentence, a general solicitation not specifically targeted at the other Party’s employees shall not be a breach of this Paragraph.

8.3.                              Exclusivity and Non-compete.                                   During the Term and for a period of  two (2) years thereafter, unless otherwise expressly provided for herein, neither ExcelStor nor any of its Affiliates may directly or indirectly engage, in any business which involves the product categories and related services described in the Paragraph immediately below (the “Restricted Business”), including without limitation design, development, utilizing, manufacturing, marketing, sales or distribution of any products within the scope of the Restricted Business.

Restricted Business: Photovoltaic Inverters greater than or equal to 30 kilowatts and all other Products which ExcelStor manufactures for and supplies to Satcon under this Agreement from time to time.

8.4.                              Compliance with Laws.  Each Product shall be manufactured in accordance with all applicable laws, regulations and ordinances of any government, agency or public authority having jurisdiction over the manufacture and delivery of Products in the country where the Approved Facility is located.  The Production Designs supplied by Satcon shall comply with all applicable laws, regulations and ordinances of any government, agency or public authority having jurisdiction over the Products.  ExcelStor shall provide, upon request, photocopies of all documents evincing ExcelStor’s compliance with this Paragraph 8.4, including, but not limited to the building ownership certificate(s) of the Approved Facility and the updated business license reflecting ExcelStor’s legal capacity to manufacture Products.

8.5.                              End of Life Products. Before ExcelStor stops offering any Products for sale to or for Satcon for any reason (“End of Life Products”), ExcelStor shall give Satcon a minimum of twelve (12) months prior written notice (“End of Life Period”).  During the End of Life Period, Satcon will a) provide ExcelStor with a forecast of anticipated demand for the End of Life Products during the End of Life Period; and/or b) may continue to place Purchase Orders for the End of Life Products, with deliveries not to exceed the End of Life Period.  ExcelStor shall make reasonable efforts to make available spare parts for a period of twelve (12) months after notice of discontinuance of an End of Life Product.  At the expiration of the twelve (12) month period, Satcon shall pay ExcelStor full price for the End of Life Products and either (i) request ExcelStor to retain possession of those End of Life Products for which ExcelStory shall be paid an additional amount equal to one percent (1%) of the price per month as a storage fee or (ii) direct ExcelStor to deliver the End of Life Products to Satcon’s freight forwarder in Hong Kong SAR.

ARTICLE IX
INTELLECTUAL PROPERTY

9.1.                              Intellectual Property Rights.

9.1.1.                     Without prejudice to its rights under applicable law, each Party agrees and acknowledges that as among the Parties, the other Party is the owner of all right, title and interest in and to their own Intellectual Property Rights as of the Effective Date and that no Party shall obtain any ownership interest in any of the other Party’s Intellectual Property Rights, or any license of such rights, except, with respect to ExcelStor, the right to manufacture Products pursuant to this Agreement, the right to disclose information to suppliers and vendors for the purpose of purchasing parts components, sub assemblies and spares.

9.1.2.                     If at any time during the Term any Party is aware that any infringement of or act of unfair competition with respect to any of the Satcon Technology Rights or ExcelStor Technology Rights is occurring or legal action has been taken, then it shall promptly (i) notify the other Party, (ii) identify (if known) the infringer and any other person responsible, (iii) to the extent known, the infringement or acts of unfair competition complained of and (iv) furnish the information which alerted it to such infringement or acts.

9.1.3.                     License of Satcon Technology Rights and ExcelStor Intellectual Property Rights.

(a)                                  Satcon hereby grants to ExcelStor (and each Affiliate that operates an Approved Facility) in respect of each Product manufactured by ExcelStor for Satcon a non-exclusive, worldwide license of the Satcon Technology Rights to the extent, and for the period of time, required for ExcelStor to perform its obligations under this Agreement, including the manufacturing of Products and their repair and replacement.

(b)                                 ExcelStor hereby grants a perpetual, non-exclusive, worldwide license of the ExcelStor Intellectual Property Rights to Satcon in respect of each Product manufactured by ExcelStor for Satcon to the extent required by Satcon to sell, service and repair (but not refurbish or manufacture) the Products.

(c)                                  ExcelStor hereby grants a perpetual, non-exclusive, worldwide license of the ExcelStor Intellectual Property Rights to the users of the Products to the extent required to use, service, repair (but not refurbish or manufacture) and resell the Products.

9.1.4.                     Product Ownership.

(a)                                  Each Party acknowledges and agrees that any Intellectual Property Rights owned by any Party prior to the Effective Date, including, without limitation, Intellectual Property Rights related to any Product that was developed prior to the Effective Date, is the sole and exclusive Intellectual Property Right of each respective Party and the other Party will not, at any time, deliberately act in a manner so as to infringe on such Intellectual Property Rights.

(b)                                 ExcelStor hereby acknowledges and agrees that Satcon shall exclusively own all right, title and interest in and to any Product Engineering or Intellectual Property Rights arising from Product Engineering, whether or not such Product Engineering was initiated at the request of Satcon through a Statement of Work.

(c)                                  ExcelStor shall have the rights to sell Products to parties other than Satcon under the provisions of Paragraph 10.5.

ARTICLE X
TERM AND TERMINATION

10.1.                        Term.  This Agreement shall commence on the Effective Date and shall continue for three (3) years unless earlier terminated pursuant to Paragraph 10.3 (the “Term”).  The Term shall also include any renewal term pursuant to Paragraph 10.2 hereof.

10.2.                        Renewal Term.  The Parties may mutually agree to renew this Agreement for additional two-year terms prior to the lapse of the initial Term, and thereafter, prior to the lapse of the then-current two-year renewal term.

10.3.                        Termination.

10.3.1.               This Agreement will terminate in the event of any of the following:

(a)                                  Upon one hundred eighty (180) calendar days after ExcelStor or Satcon, in its sole discretion, gives the other Party written notice;

(b)                                 Immediately upon the written agreement of the Parties to terminate this Agreement;

(c)                                  Within 60 days upon Satcon’s written notice in the event of an Epidemic Warranty Condition in which ExcelStor does not make commercially reasonable efforts to remedy and contain the Condition.

(d)                                 If Satcon or ExcelStor is in material or persistent breach of any provisions of this Agreement and such breach, if capable of remedy, has not been remedied within forty-five (45) days after receipt by the other Party of notice of such breach; or

(e)                                  Any proceeding shall be instituted by or against any Party seeking to adjudicate it a bankrupt or an insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of ninety (90) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Party shall take any corporate action to authorize any of the actions set forth above in this subsection.

10.4.                        Effect of Termination.  Upon earlier expiration or termination of this Agreement (i) ExcelStor shall no longer be authorized to utilize any Satcon license previously utilized in connection with this Agreement except in connection with ExcelStors obligation to provide end of life support under Paragraph 8.5 and under Paragraph 10.5 described below and , (ii) each Party shall return to the other Party all copies of the Confidential Information previously disclosed by the other Party and no Party nor its Affiliates shall thereafter retain copies, transcriptions or summaries of any portion of the foregoing, (iii) ExcelStor shall deliver and return to Satcon all Consigned Inventory and (iv) the Parties shall remain liable for each of their respective liabilities hereunder that accrued prior to the date of termination and for obligations hereunder that survive termination.

10.5.                        ExcelStor’s Right to Sell Products in the Event of Satcon’s Breach.  Without limiting ExcelStor’s remedies for breach under applicable law, ExcelStor shall have the right to sell Products, parts, components, and Sub Assemblies then in its possession or on order if Satcon fails to cure a breach under this Agreement and ExcelStor terminates this Agreement under 10.3.1(d).  Satcon hereby grants ExcelStor a non-exclusive, worldwide license to make, have made, use, distribute, sell, offer to sell, have sold, supply and otherwise commercialize the Products, parts, components, and Sub Assemblies that are then in ExcelStor inventory or on order in the event that ExcelStor terminates this Agreement for Satcon’s breach pursuant to Paragraph 10.3.1(d).

10.6.                        Saton’s Right to Set Off in the Event of ExcelStor’s Breach.  Without limiting Satcon’s remedies for breach under applicable law, if Satcon terminates the Agreement pursuant to either Paragraph 10.3.1(c) or Paragraph 10.3.1(d) herein and such termination is held to be legitimate in an arbitration conducted pursuant to Paragraph 13.13 herein, Satcon may set off any obligations, payments, claims and liabilities due from Excelstor and/or its Affiliates to Satcon and/or its Affiliates under this Agreement against all and any amounts due from Satcon and/or its Affiliates to ExcelStor under this Agreement.

ARTICLE XI
CONFIDENTIALITY

11.1.                        Disclosure of Confidential Information.  Each Party may disclose to the other Party, from time to time during the Term, Confidential Information pursuant to the terms of this Agreement.  All such Confidential Information disclosed to the receiving Party during the Term is and shall remain the disclosing Party’s sole property and the disclosing Party shall retain all Intellectual Property Rights thereto.

11.2.                        Confidentiality.

11.2.1.               Each Party shall (i) treat any other Party’s Confidential Information as confidential and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of such other Party’s Confidential Information, except with such other Party’s prior written consent and as specifically permitted by this Agreement and (ii) refrain from any action or conduct which could reasonably be expected to compromise the confidentiality or proprietary nature of such other Party’s Confidential Information.  Upon the written request of a Party, the other Party shall immediately return to the requesting Party all originals and/or copies of any Confidential Information in the possession of such other Party.

11.2.2.               The Parties shall take all appropriate reasonable measures to prevent the unauthorized disclosure of the other Party’s Confidential Information exercising at least such care as it takes in respect of its own Confidential Information, but in no event less than due care.

11.3.                        Information Not Deemed Confidential Information.  The obligations and restrictions set forth in this Article XI shall not apply to any Confidential Information that falls within any of the exceptions set forth below, so long as a Party produces credible written evidence that the alleged Confidential Information:

(a)                                  is or has become part of the public domain without breach of this Agreement by the Party claiming this exception;

(b)                                 was independently developed by or for a Party completely apart from the disclosures hereunder;

(c)                                  was received from a third party who lawfully acquires such information without restriction, and without breach of this Agreement the Party claiming this exception;

(d)                                 was required to be disclosed by any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated,

(only to the extent so required) whether or not the requirement for information has the force of law;

(e)                                  was disclosed only to its professional advisers, auditors or bankers, contractors and Affiliates necessary for the performance of this Agreement;

(f)                                    was in a Party’s possession prior to the disclosure by the other Party; and/or

(g)                                 is released pursuant to a binding court order or government regulation, provided that the Party delivers a copy of such order or action to the other Party and cooperates with the other Party if it elects to contest such disclosure.

ARTICLE XII
INDEMNIFICATION

12.1.                        Indemnification Obligation.

(a)                                  Each Party shall fully defend, indemnify, and hold harmless the other Party, their Affiliates, and their officers, directors, employees, contractors, agents, attorneys, and insurers (“Indemnified Parties”) against any and all claims, damages, costs, expenses (including, without limitation, court costs and attorneys’ fees), suits, losses, or liabilities (“Claims”) of third parties for any death, injury, or tangible property damage caused by or arising from negligent acts or omissions of the indemnifying Party, its Affiliates, and their officers, directors, employees, contractors, subcontractors, representatives, or agents (“Indemnifying Parties”) arising from or connected with the performance of this Agreement. The Indemnifying Parties shall reimburse the Indemnified Parties for all losses, costs, and expenses the Indemnified Parties incur as a result of such Claims, including court costs and attorneys’ fees. To receive the foregoing indemnities, the Party seeking indemnification must promptly notify the other in writing of a Claim and provide reasonable cooperation and full authority to defend or settle the Claim. No party will have any obligation to indemnify the other under any settlement made without its written consent.

(b)                                 Satcon shall fully defend, indemnify, and hold harmless ExcelStor, its Affiliates, and its and their officers, directors, employees, contractors, agents, attorneys, and insurers against any and all Claims of third parties for any death, injury, or tangible property damage caused by or arising from all Specifications, Production Design and requirements established by Satcon for the Products.

(c)                                  ExcelStor shall fully defend, indemnify, and hold harmless Satcon, its Affiliates, and its and their officers, directors, employees, contractors, agents, attorneys, and insurers against any and all Claims of third parties for any death, injury, or tangible property damage caused by or arising from Product Engineering provided by Exceltor and manufacturing and workmanship defects attributable to ExcelStor.

12.2.                        Insurance. ExcelStor shall maintain in full force and effect policies of (i) worker’s compensation or employers’ liability insurance as required by national or local law within statutory limits, (ii) general liability insurance (with broad form general liability endorsement naming Satcon as “additional insured” that provides products liability, a vendor’s endorsement and insured contract coverage) with a limit of two and one-half million US dollars (US$2,500,000) per occurrence, and (iii) property insurance, with reputable and financially secure insurance carriers in an amount which is customarily carried by companies manufacturing electronic equipment with the same volume as ExcelStor.  The applicable insurance policy will be endorsed to provide that the insurance company will endeavor to provide at least thirty (30) days prior notice of cancellation to Satcon.  Upon request by Satcon, ExcelStor will provide to Satcon copies of said policies of insurance.

12.3.                        Limitation of Liability.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, WHETHER FORESEEABLE OR NOT, THAT ARE IN ANY WAY RELATED TO THIS AGREEMENT.  FURTHER, THE MAXIMUM LIABILITY OF EXCELSTOR UNDER THIS AGREEMENT FOR ANY REASON SHALL NOT EXCEED FIVE MILLION US DOLLARS (US$5,000,000) IN THE AGGREGATE, AND THE MAXIMUM LIABILITY OF EXCELSTOR FOR ANY PARTICULAR PRODUCT SHALL NOT EXCEED THE PURCHASE PRICE FOR THAT PRODUCT.

ARTICLE XIII
GENERAL TERMS

13.1.                        Relationship of Parties.  Notwithstanding anything herein to the contrary, the relationship between Satcon and ExcelStor is that of independent contractors.  No Party is the agent or legal representative of the other Party and no Party has the right or authority to bind the other Party in any manner.  This Agreement creates no relationship as partners or a joint venture, and creates no pooling arrangement.

13.2.                        Assignment; Transfer.  No Party may assign or transfer its rights and obligations under this Agreement without the prior written consent of the other Party, except that Satcon may assign and transfer its rights and obligations in entirety to an entity wholly owned by Satcon to be incorporated after the Effective Date upon submitting a written notice to the other Party.

13.3.                        Governing Law.  The laws of the state of New York disregarding its conflict of laws provisions, exclusively govern this Agreement, all transactions and conduct related to this Agreement, and all disputes and causes of action between the Parties (in contract, warranty, tort, strict liability, by statute, regulation, or otherwise). The Parties specifically disclaim application of the United Nations Convention on Contracts for the International Sale of Goods.

13.4.                        Counterparts.  This Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument.

13.5.                        Waiver; Remedies Cumulative.  The failure of any Party to enforce any of its rights hereunder or at law shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against another Party, unless such waiver is in writing and signed by the Party to be charged.  All rights and remedies conferred herein shall be cumulative and in addition to all of the rights and remedies available to each Party at law, equity or otherwise.

13.6.                        Severability.  If any provision of this Agreement, or part thereof, is declared by a court of competent jurisdiction to be invalid, void or unenforceable, each and every other provision, or part thereof, shall nevertheless continue in full force and effect.

13.7.                        Attorney’s Fees.  In the event a dispute arises regarding this Agreement, the prevailing Party shall be entitled to its reasonable attorney’s fees and expenses incurred in addition to any other relief to which it is entitled.

13.8.                        Notice.  All notices, requests or other communications under this Agreement shall be in writing, and shall be sent to the designated representatives of the Parties at the addresses set forth below, and shall be deemed to have been duly given on the date of service if sent by facsimile (provided a hard copy is sent in one of the manners specified herein), or on the fourth (4th) day following service if sent by air courier service with written confirmation of delivery, or ten (10) calendar days after mailing if sent by first class, registered or certified mail, return receipt requested.  Each Party is required to notify the other Party in the above manner of any change of address.

If to Satcon:	27 Drydock Avenue, Boston, MA 02210, USA Facsimile: +1 617 8972401 Attention: Steve Rhoades, President and CEO

If to ExcelStor:	Suite 1507, Greenfield Tower, Concordia Plaza, No. 1 Science Museum Road, Kowloon, Hong Kong Facsimile: +852 2620 6816 Attention: Y.C. Yu, VP of Manufacturing Services Business Unit

Any notice given under this Agreement outside business hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of business hours in such place.

13.9.                        Further Assurances.  The Parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

13.10.                  Entire Agreement.  This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements regarding the subject matter hereof, whether oral or written.  This Agreement shall be modified or amended only by a written instrument executed by both Satcon and ExcelStor.

13.11.                  Authority.  The parties executing this Agreement on behalf of Satcon and ExcelStor represent and warrant that they have the authority from their respective governing bodies to enter into this Agreement and to bind their respective companies to all the terms and conditions of this Agreement.

13.12.                  Captions.  The captions of the Articles and Paragraphs in this Agreement are for convenience only and shall not be used to interpret the provisions of this Agreement.

13.13.                  Arbitration.  In the case of any disputes, controversies, claims or differences which may arise among the Parties, out of or in relation to or in connection with this Agreement, or for the breach thereof, the Parties agree to good faith negotiation or mediation of any such dispute.  In the event such dispute is not resolved, such dispute shall be referred to and settled by arbitration (without being submitted to any court), except as otherwise expressly provided herein.  The arbitration shall take place in New York, in accordance with the rules of procedure of the American Arbitration Association applying the substantive laws of the State of New York.  The award rendered shall be final and binding upon the Parties hereto, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  In the event of arbitration, the panel shall consist of three (3) arbitrators, one (1) of whom shall be chosen by Satcon, one (1) of whom shall be chosen by ExcelStor, and one (1) of whom shall be chosen by the two (2) arbitrators chosen by Satcon and ExcelStor.

[Signature page follows.]

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed this Agreement on the dates set forth below to be effective as of the date first set forth above.

SATCON TECHNOLOGY CORPORATION

By:	/s/ Charles S. Rhoades
Name: Charles S. Rhoades
Title: President and Chief Executive Officer

ESGW INTERNATIONAL LIMITED

By:	/s/ Eddie Lui
Name: Eddie Lui
Title: President and Chief Executive Officer

SCHEDULE 1

Products

The initial Products to be manufactured by ExcelStor include:

•                  Satcon PowerGate Plus Solar PV Inverters in these configurations:

•                  30 kW 208/240/480 V changeable

•                  50 kW 208/240/480 V changeable

•                  75 kW 208/240/480 V changeable

•                  100 kW 208/240V changeable

•                  100kW 400V

•                  100kW 480V

•                  135 kW 208/240V changeable

•                  135kW 480V

•                  150kW 400V

•                  225kW 208V

•                  225kW 480V

•                  250 kW 208/240V changeable

•                  250kW 400V

•                  250kW 480V

•                  375kW 480V

•                  500kW 480V

•                  500kW External Transformer/200VAC

•                  500kW External Transformer/265VAC

•                  All accessories included with such PowerGate Plus Solar PV Inverters including combiner boxes, zone monitoring, software monitoring and weather monitoring packages.

•                  All Sub Assemblies included in these Products for shipment to Satcon for either on-going service requirements or for final assembly and test at another Satcon facility.

SCHEDULE 2

PRICING FORMULA

Definitions

1)              Material Cost ($) = sum of the actual material-only costs incurred by ExcelStor for producing the Products

2)              Material Overhead (%) = Packaging, local transportation insurance, inbound freight and scrap costs incurred on materials, expressed as a % of Material Cost

3)              Direct Labor ($) = Standard assembly and test hours/unit * Standard hourly factory rate, which will include standard pay, an estimate of overtime pay and applicable benefits and social insurance

4)              Overhead ($) = sum of actual indirect costs incurred by ExcelStor for producing the Products.  Examples include indirect supervision, supply chain management, logistics, direct utilities, direct travel and manufacturing supplies.  These costs should be broken into two distinct cost pools:

i.                  Initial overhead costs shall be amortized in Product Prices over 2-3 years based on projected volumes in either units or Megawatts, and then disappear;

ii.               On-going overhead costs shall be allocated to individual Products based on projected volumes in either units or Megawatts.

5)              Profit (%) = Burden rate applied to total cost for the estimate of ExcelStor’s profit

Pricing Formula — Assemblies and Sub-Assemblies

1)              Total Cost = Material Cost + Direct Labor + Overhead + (Material Overhead %) * Material Cost

2)              Purchase Order Price ($) = Total Cost + (Total Cost * Profit %)

Pricing Formula — parts

1)              If parts are purchased directly from common suppliers, then Purchase Order Price ($) = Material Cost ($)

2)              If parts are purchased directly from Excelstor, then Purchase Order Price ($) = Material Cost + (Material Cost * Insurance and Freight %)

Pricing Appendix

Actual %s and examples will be in an appendix.  Specific variables will include:

1)              Material Overhead % initially set at ***  markup from Material Cost

2)              Direct Labor standard hourly rate initially set at ***

3)              One-time and on-going Overhead cost pools initially set at a *** multiple of Direct Labor for 2009

4)              Profit % initially set at *** markup from Total Cost

 ***  Represents text omitted pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Securities and Exchange Commission.

SCHEDULE 3

EPIDEMIC WARRANTY CONDITIONS

An Epidemic Warranty Condition of Products exists when a failure of Products to comply with the warranty in Paragraph 7.1.2 causes a significant percentage of Products to fail in Satcon’s application and more Products have the potential to fail due to the same defect.  The aforementioned percentage measures the actual failures of Products within some population of Products that share a common production characteristic or event related to the defect such as time of manufacture (same lot, batch or version), or that contain an identical suspect element or have undergone a unique suspect process that could have produced the defect (“Population”).  A calculation resulting in a failure rate of over ten percent (10%) in the Population of Products (where the Population is contains 50 or more units) that are under warranty as provided in this Agreement, or the failure of five (5) units (where the Population contains fewer than 50 units) that are under warranty as provided in this Agreement, is deemed Epidemic.

In the event of such Epidemic Conditions, ExcelStor agrees to expedite the replacement or repair of all Product in the Population, immediately remedy the root cause of the defect and pay all reasonable costs associated with any remedial action.  Reasonable costs will include, but are not limited to, the cost to repair or replace the Products, expedited air freight and shipping charges, and direct costs incurred by Satcon or Satcon’s agents to remove and replace the non-conforming products.

In addition to other remedies provided in any other provision of this Agreement, if Satcon notifies ExcelStor that any Product shows evidence of an Epidemic Warranty Condition and ExcelStor confirms the existence of such Epidemic Warranty Condition, ExcelStor shall use reasonable commercial efforts to prepare and propose a corrective action plan (“CAP”) with respect to such Product within five (5) days of said confirmation, addressing implementation and procedure milestones for remedying such Epidemic Warranty Condition(s). Satcon shall make available in a timely manner samples of the Products evidencing an Epidemic Warranty Condition.

Epidemic failure excludes: Product failures directly due to action(s) that voids the Product warranty under this Agreement, non-conformities expressly approved by Satcon, and failures occurring in the Population outside of the warranty period in this Agreement.

SCHEDULE 4

WORKMANSHIP STANDARDS

1.               QUALITY

1.1.           Testing

ExcelStor will ensure all Products are tested in accordance with the requirements set forth in the Quality Schedule attached as provided to ExcelStor by Satcon (the “Quality Schedule”).

1.2.           Specifications and Quality Schedule

All Products shall be manufactured in accordance with and conform to the Specifications.  ExcelStor agrees that all Products will conform to the Specifications current at the time of manufacture.  Unless otherwise specified, changes to the Specifications shall apply to all Products manufactured after the effective date of the changes in the Specifications.  ExcelStor shall maintain the capability of producing prior versions of a Product and shall deliver such prior version if requested by Satcon; subject, however to the availability of parts, components and subassemblies and the other limitations on ExcelStor’s obligation to accept purchase orders set out in the Agreement to which this schedule is attached.  ExcelStor agrees to comply with the Quality Schedule which sets out additional quality requirements, as set forth below.

Quality Schedule

Accuracy & Completeness:	All reports, data, protocols, and processes required by this agreement and communicated from the Supplier to Satcon must be accurate and complete, based on best efforts of both Parties.

Target Failure Rate:

Target Failure Rate	2009	2010	2011
30	***	***	***
50	***	***	***
75	***	***	***
100	***	***	***
135	***	***	***
150	***	***	***
250	***	***	***
500	***	***	***
1000	***	***	***

Target failure rate is listed as above. Failure rates must consistently be below the targeted

  ***  Represents text omitted pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Securities and Exchange Commission.

value total on a per-month basis. This rate is defined on a month-to-month failure-to-number of units shipped rate.

For example, if 100 Inverters of Supplier’s units are shipped from one type in a given month, each time one of those units fails it will count against the monthly failure rate. Shipped date is Supplier to Satcon. The failures of monthly population (monthly population: Number of one model of Inverters shipped from Supplier to Satcon per month) will be cumulatively counted in relation to monthly population during the warranty period. At any point within the warranty period, monthly failure rate must be less than or equal to ***  in 2009, *** in 2010, and *** in 2011.

QA & QC Process Documentation:

Supplier will provide documentation on quality assurance and quality control processes (control plans & process failure mode effect analysis) from initial start up of product to product end-of-life upon Satcon’s request.

Quality Assurance Manuals:

Supplier will share a Quality Assurance Manual (ISO 9001:2008 compliance) that documents the overall quality-management system upon Satcon’s request and proactively notify Satcon of any changes within 30 days.

Supplier Quality System Compliance:

Suppliers will meet quality and any associated standards (UL-1741 & IPC 610 class 3) outlined in the Satcon’s agreement or contract. Supplier agrees to quality audits as per schedule that may extend to supply chain processes, testing processes, evaluations, etc.

Quality Reviews:	Quality reviews will be conducted between Satcon and the Supplier.

The goal of the meeting is to ensure that the test plan will be adequate, and the objective of the meeting is to review data (metrics) and establish the success of the product through the testing processes. Data must be provided in Microsoft application (Word, Excel or Access) or other format as agreed between Satcon and Supplier.

Daily Quality Assurance Performance Data:

List of items below but not limited to additional requirements:
Daily inspection data enter onto intranet or Satcon portal. (if applicable)
Escalation process for critical issue per quality alert and deviation.
Scrap and rework reports (where applicable).

Weekly Quality Assurance Performance Data: • List of items below but not limited to additional requirements: All inspection data (pareto, SPC control charts, sampling plan).

  ***  Represents text omitted pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Securities and Exchange Commission.

Trend charts - improvement over time / analysis to goal

Bar graphs / pie charts / histograms

Pareto charts - analysis of issues based on priority

Paynter charts - analysis of actions over time

Quality alerts and deviation issued or log.

SCAR (supplier corrective action request) issued or log.

Work instructions update.

Weekly report on quality, reliability, health and safety (Hits and Misses).

Open issue list.

Weekly quality meeting.

Monthly Quality Assurance Performance Data:

• List of items below but not limited to additional requirements:

Layer audit metrics.

Customer quality metrics (including warranty).

Internal quality metrics.

Supplier quality metrics.

Test yield metrics.

Calibration metrics (including all equipments used for factory acceptance test).

Health and safety metrics.

Corrective action (PPSR/8D) log.

Corrective action/preventive action metrics (% on track).

Document control metrics.

Supplier reliability data.

Process capability metrics.

Monthly quality reporting meeting.

Quarterly Quality Assurance Performance Review

Review of item or items listed below.

• List of items below but not limited to additional requirements:

•                            Quality Open Issue List

•                            Quality strategy

•                            Quality Objectives

•                            Trend analysis

•                            Correlation and regression analysis

•                            Reliability analysis

•                            Capability analysis

•                            Quality metrics

•                            Quality roadmaps

On-site visits by Satcon staff to evaluate supplier’s quality management system will occur prior to first production orders for each product and at least once per year thereafter. These site evaluations may be waived at Satcon’s discretion.

Process and/or Product Changes:

Process and/or product changes must be approved by Satcon prior to implementation. The Supplier will notify Satcon of production process changes and/or material changes to the components or design within the products supplied to Satcon. This includes but is not limited to temperature process changes, connection technology changes (solder, connectors, etc.), core component changes, and software changes.

Closed-Loop Corrective-Action System:

Supplier will provide documentation of procedures to determine the cause of nonconformances and implementing appropriate actions to prevent recurrence. The corrective-action system shall include provisions for supplier nonconformances, internal nonconformances, internal audit system nonconformances, and customer returns or corrective-action requests. Corrective action reports shall follow a standard format agreed upon by both the Supplier and Satcon. Corrective actions shall be reviewed with Satcon for effectiveness.

Reliability

Design Verification Test Plan:

Where applicable, suppliers must inform Satcon and Satcon will provide a detailed test plan encompassing all of the relevant test and analyses that will be conducted from the design stage through the entitled state.

Qualification Test Results and Proof of Functionality:

Supplier will show and provide Satcon documentation of all test results leading to the qualification of new and enhanced products.  This shall include the listed items below.  In addition, where applicable, this may include design verification, field performance/reliability, mature tests for life-cycle, and user testing.

Testing Strategy

	Testing or Inspection	Frequency	Responsible
UL Qualification	Certification testing	Initial submission	Satcon
CSA Qualification	Certification testing	Initial submission	Satcon
CE Qualification	Certification testing	Initial submission	Satcon

CM Qualification Testing

First Article Full Testing	Qualification testing each rating (30/50/75/100/135)	1st Unit per rating	Satcon/CM
	Satcon general inspection		Satcon/CM
	Product Assembly Integrity	Thermal Power Image Test	Satcon/CM

Sampling Plan Full Testing	Qualification testing each rating (30/50/75/100/135)	Sampling plan per MIL Standard	Satcon/CM
	Satcon general inspection		Satcon/CM
	Product Assembly Integrity	Thermal Power Image Test	Satcon/CM

Sampling Plan Production Testing	Qualification testing each rating (30/50/75/100/135)	Sampling plan per MIL Standard	Satcon/CM
	Satcon general inspection		Satcon/CM
	Product Assembly Integrity	Thermal Power Image Test	Satcon/CM

Production Processes & Test Protocols:

Supplier will show documentation of appropriately rigorous test protocols to qualify production units and processes. The documentation shall include all listed items below. Supplier will establish how tests ensure a repeatable process to assemble and ship a reliably designed product.

CM Production Testing

General Inspection
	Visual Inspection	Every Unit	CM
	Component and Assembly Inspection	Every Unit	CM
	Wiring Inspection	Every Unit	CM

Product Assembly Integrity	Thermal Power Image Test	Every Unit	CM

Insulation Test		Every Unit	CM

Logic Test
	Logic Power Supply Test	Every Unit	CM
	Control Board Setup	Every Unit	CM
	Gate Test	Every Unit	CM
	Digital Input/Output Signals	Every Unit	CM
	Fan Control Test	Every Unit	CM
	Charging Circuit Test	Every Unit	CM

Functional Test
	Test Setup	Every Unit	CM
	Command Signals Check	Every Unit	CM
	Feedback Signal Calibration	Every Unit	CM
	Analog Faults Test	Every Unit	CM
	Customer Signals Test	Every Unit	CM
	HMI Test	Every Unit	CM

Full Voltage/Power Test
	Trip level Setting	Every Unit	CM
	Heat Run and Efficiency Test (if applicable)	Every Unit	CM
	Reactive Power Control	Every Unit	CM
	Maximum Power Point Tracking Test (if applicable)	Every Unit	CM
	Voltage and Frequency Calibration Test	Every Unit	CM
	Remote Control Test	Every Unit	CM
	Modbus Communication Test	Every Unit	CM
	Modbus Access Setting	Every Unit	CM
	Ground Fault Detector Test	Every Unit	CM
	KW Hour Test	Every Unit	CM

Life Testing:

Where applicable, supplier will establish accelerated life tests that provide long term reliability assurance of the product and share these protocols and results with Satcon. Evidence of the test’s correlation to accelerated real world conditions must be presented and accepted by Satcon.

EXHIBIT A

Consignment Agreement

This Consignment Agreement (this “Consignment Agreement”), is made and entered into as of December 18, 2008 (the “Effective Date”), by and between ESGW International Limited, a company registered under the laws of the British Virgin Islands, having a principal mailing address at c/o ExcelStor Technology Limited, Suite 1507, Greenfield Tower, Concordia Plaza, Number 1, Science Museum Road, Tsimshatsui East, Hong Kong Special Administrative Region (hereinafter referred to as “Consignee”), and Satcon Technology Corporation, a company registered under the laws of the state of Delaware of the United States of America, having a principal place of business at 27 Drydock Avenue, Boston, MA 02210, U.S.A. (hereinafter referred to as “Consignor”) (each Consignor and Consignee a “Party” and collectively, the “Parties”).

1.              Consignment.  Consignor shall furnish on consignment in the custody of the Consignee, certain equipment, tooling, and other materials to be used for manufacturing Products (as defined in Manufacturing and Purchase Agreement between the Parties, dated December 18, 2008 (the “Manufacturing Agreement”) as listed in Exhibit 1 attached, which may be amended by the Parties in writing from time to time (the “Consigned Equipment”).  The Consigned Equipment will be shipped to Consignee at its facility or its Affiliate’s facility in Shenzhen, P.R. China (the “Facility”) in operative status and at no other locations unless and until Consignor agrees otherwise in writing.  Consignee shall use the Consigned Equipment only for the purposes of manufacturing Products and providing other services for Consignor under the Manufacturing Agreement. A duly authorized representative of Consignor shall have access at all reasonable times, and with one (1) days prior notice, to the Facility to inspect the status and/or use of the Consigned Equipment.

2.              Ownership.  Consignor shall at all times retain ownership and title of the Consigned Equipment.  Consignee shall give Consignor an immediate notice in the event that any of the Consigned Equipment is levied upon or is about to become liable or is threatened with seizure, and Consignee shall indemnify Consignor against all loss and damages caused by such action.

3.              Risk of Loss. Consignee shall bear all risks of loss, including, but not limited to, theft, destruction or damage from fire or other natural causes, of the Consigned Equipment while it is in its possession.  Consignee shall maintain insurance with respect to the Consigned Equipment against all risks of loss, in an amount equal to the full replacement cost of the Consigned Equipment in Consignee’s possession, and shall cause Consignor to be named as an additional insured under such insurance policies as Consignor’s interest may appear.  At Consignor’s request, Consignee shall furnish to Consignor certificates of insurance reflecting the foregoing coverage.

4.              Charges and Expenses.  Consignee does not need to pay any charges to Consignor for using the Consigned Equipment in accordance with the terms and conditions provided herein.  Consignee shall be responsible for all expenses of storing, handling and using the Consigned Equipment once it arrives at the Facility.

5.              Duration of Agreement and Termination.                  This Consignment Agreement shall take effect on the date hereof and terminates upon the termination or expiration of the Manufacturing Agreement.  Upon termination of this Consignment Agreement, Consignee shall immediately return to Consignor all Consigned Equipment in operative status at Consignee’s expense.  During the term of this Consignment Agreement, Consignor may recall any or all of the Consigned Equipment upon ten (10) days written notice to Consignee.

6.              No Liability. Consignor shall not be responsible or liable for any loss, damage or injury to the property or the body of Consignee, its Affiliates (as defined in the Manufacturing Agreement), or their agents, employees, suppliers, or anyone directly or indirectly employed by Consignee in connection with using any of the Consigned Equipment. Consignee is encouraged to obtain appropriate insurance against such risk of loss.

7.              Maintenance, Operation and Upgrade.  Consignee shall not remove, alter, disfigure or cover up any numbering, lettering, or insignia displayed upon the Consigned Equipment, and shall see that the Consigned Equipment is not subjected to careless, unusually or needlessly rough usage; and Consignee shall at its own expense maintain the Consigned Equipment and its appurtenances in good repair and operative condition, and return it in such condition to Consignor, ordinary wear and tear resulting from proper use thereof alone expected. Consignee shall be responsible for, at its own cost, all necessary upgrades of the Consigned Equipment.

8.              Repairs. Consignee shall be responsible for the expense of all repairs, including labor, material, parts and other items while the Consigned Equipment is in the possession of Consignee.

9.              Operator. Unless otherwise mutually agreed in writing, Consignee shall supply and pay all operators on the Consigned Equipment during the term of this Consignment Agreement. All operators shall be competent.

10.       Separation. Consignee shall keep the Consigned Equipment reasonably segregated from Consignee’s own tooling, equipment and other materials, shall keep the Consigned Equipment identifiable as having been consigned to Consignee pursuant to the provisions of this Consignment Agreement, and shall maintain accurate records of all uses of the Consigned Equipment.

11.       DISCLAIMER OF WARRANTIES. CONSIGNOR, BEING NEITHER THE MANUFACTURER, NOR A SUPPLIER, NOR A DEALER IN THE CONSIGNED EQUIPMENT, MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF THE CONSIGNED EQUIPMENT, ITS MERCHANTABILITY, ITS DESIGN, ITS CAPACITY, ITS PERFORMANCE, ITS MATERIAL, ITS WORKMANSHIP, ITS FITNESS FOR ANY PARTICULAR PURPOSE, OR THAT IT WILL MEET THE REQUIREMENTS OF ANY LAWS, RULES, SPECIFICATIONS, OR CONTRACTS WHICH PROVIDE FOR SPECIFIC APPARATUS OR SPECIAL METHODS. CONSIGNOR FURTHER DISCLAIMS ANY LIABILITY WHATSOEVER FOR LOSS, DAMAGE, OR INJURY TO CONSIGNEE OR THIRD PARTIES AS A RESULT OF ANY DEFECTS, LATENT OR OTHERWISE, IN THE CONSIGNED EQUIPMENT. CONSIGNOR SHALL NOT BE LIABLE IN ANY

EVENT TO CONSIGNEE FOR ANY LOSS, DELAY, OR DAMAGE OF ANY KIND OR CHARACTER RESULTING FROM DEFECTS IN, OR INEFFICIENCY OF, THE CONSIGNED EQUIPMENT HEREBY OR ACCIDENTAL BREAKAGE THEREOF.

12.       Indemnity. Consignee shall indemnify Consignor against, and hold Consignor harmless from, any and all liability for injury, disability and death of workmen and other persons caused by the operation, use, control, handling, or transportation of the Consigned Equipment during the term of this Consignment Agreement.  Consignee shall indemnify Consignor, and hold Consignor harmless from all loss and damage to the Consigned Equipment while it is in the possession of Consignee.

IN WITNESS WHEREOF, Consignor and Consignee have executed this Consignment Agreement as a sealed instrument as of the date first written above.

Consignee:	ESGW International Limited

By:

Title:

Consignor:	Satcon Technology Corporation

By:

Title:

Exhibit 1 to Consignment Agreement

Consigned Equipment